Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Anzu Special Acquisition Corp I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Titles	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be Paid	Equity	Anzu Class A Common Stock, par value $0.0001 per share(2)		15,000,000	$10.09	(3)	$151,350,000	(3)	0.0001102	$16,678.77
	Equity	Series A Convertible Preferred Stock, par value $0.0001 per share(4)		4,312,774	$10.09	(5)	$43,515,890	(5)	0.0001102	$4,795.46
	Equity	New Envoy Class A Common Stock issuable upon the conversion of Series A Convertible Preferred Stock(6)		3,750,238	$0.00	(7)	$0.00	(7)	0.0001102	$—

		Total Offering Amounts					$194,865,890			$21,474.23
		Total Fees Previously Paid								—
		Total Fee Offsets								$—
		Net Fee Due								$21,474.23

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Capitalized terms used herein have the meanings set forth in the proxy statement/prospectus which forms a part of the Registration Statement with which this Filing Fee Table is filed as Exhibit 107.
(2)	The number of shares of Anzu Class A Common Stock being registered represents the maximum number shares of Anzu Class A Common Stock that may be issued to the holders of Envoy Common Stock (including shares of Envoy Common Stock issued upon the exercise or conversion of the Envoy Warrants, Envoy Convertible Notes and Envoy Preferred Stock immediately prior to the Effective Time) in connection with the Business Combination described in the proxy statement/prospectus which forms a part of the Registration Statement with which this Filing Fee Table is filed as Exhibit 107.
(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Anzu Class A Common Stock on the Nasdaq on May 8, 2023, in accordance with Rule 457(f)(1) of the Securities Act.
(4)	The number of shares of Series A Preferred Stock being registered represents the maximum amount of Series A Preferred Stock that may be issued to holders of Anzu Class A Common Stock who tender their shares of Anzu Class A Common Stock pursuant to the Exchange Offer.
(5)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Anzu Class A Common Stock on the Nasdaq on May 8, 2023, in accordance with Rule 457(f)(1) of the Securities Act.
(6)	The number of shares of New Envoy Class A Common Stock being registered represents up to 3,750,238 shares of New Envoy Class A Common Stock issuable upon the conversion of up to 4,312,774 shares of Series A Preferred Stock that may be issued to holders of Anzu Class A Common Stock pursuant to the Exchange Offer. The number of shares of New Envoy Class A Common Stock to be issued upon conversion of the Series A Preferred Stock will be equal to the quotient of $10.00 divided by $11.50, subject to adjustments in the event of certain events affecting the price of the New Envoy Class A Common Stock.
(7)	The registration fee for the New Envoy Class A Common Stock issuable upon the conversion of the Series A Preferred Stock is $0.00 based on Rule 457(i) of the Securities Act.